Exhibit 23 -- Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 33-65417) and on form S-8 (File No. 333-95343) of Alliance Financial Corporation of our report dated January 19, 2001, relating to the consolidated financial statements, which appear in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP
Syracuse, New York
March 29, 2001